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                    [INDEPENDENCE COMMUNITY BANK CORP. LOGO]



                                                                   PRESS RELEASE
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                       INDEPENDENCE COMMUNITY BANK CORP.
                        COMPLETES STRATEGIC MERGER WITH
                          STATEN ISLAND BANCORP, INC.

     BROOKLYN, N.Y. - April 13, 2004 - Independence Community Bank Corp. (NASDAQ
- ICBC) ("Independence") announced today that its strategic merger with Staten Island Bancorp, Inc. ("Staten Island") was completed following the close of business on April 12, 2004. In accordance with the Agreement and Plan of Merger announced on November 25, 2003, Staten Island merged with and into Independence and Staten Island's primary subsidiary, SI Bank & Trust, merged with and into Independence Community Bank (the "Bank").

     "The combination of our two great organizations has created a dynamic regional community bank with more than $17 billion in assets, 121 branches and 2,500 employees," said Alan H. Fishman, President & CEO of Independence. "As we complete this merger we have a strong management team in place, an outstanding portfolio of products and an extended geographical reach and we look ahead to new opportunities to do even more for our shareholders, our customers and our communities."

     Each share of Staten Island common stock was converted into the right to receive either $24.3208 in cash or 0.6195 shares of Independence common stock for each Staten Island share, or a combination of both. As previously disclosed in the merger agreement and election materials mailed to Staten Island stockholders, the form of the merger consideration ultimately paid to Staten Island stockholders is subject to adjustment in accordance with the terms of the merger agreement, pursuant to which all elections are subject to pro-ration because the aggregate amount of cash consideration Independence will pay in the merger is fixed at $368,500,000. The final allocations of cash and Independence common stock to be received by Staten Island stockholders will be announced on or about April 20, 2004.

     Approximately 28.3 million shares of Independence common stock will be issued in the transaction, bringing the number of outstanding shares of
Independence Community Bank Corp. to approximately 83 million.   Based on the
April 12, 2004 closing price of $39.38, the combined company has a market capitalization of approximately $3.3 billion.
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     Effective upon the completion of the merger, the Boards of Directors of
Independence and the Bank include five new members: Vice Chairman Harry P. Doherty, former Staten Island Chairman & CEO; David L. Hinds; John R. Morris; Denis P. Kelleher; and Allan Weissglass.

     Independence Community Bank was originally chartered in 1850. The Bank maintains its community orientation by offering its diverse communities a wide range of financial products and by emphasizing customer service, superior value and convenience. Following the merger, the Bank has approximately $17 billion in assets with 121 full service branches located in New York City, Westchester, Long Island, and 51 banking offices in northern and central New Jersey. On Staten Island, the Bank's 21 branch offices will operate as the SI Bank & Trust Division of Independence Community Bank. Long a leader for multi-family mortgage lending in the New York metropolitan region, the Bank recently expanded its multi-family business to the Baltimore-Washington, D.C. area and South Florida. In addition to the 35 new branches added to the Independence franchise as a result of the Staten Island merger, the Independence Consumer Banking Division has pursued an active de novo branch expansion program over recent years, opening 10 new branches in 2003, including six in Manhattan, with others scheduled in 2004. Independence Business Banking also provides quality commercial relationship banking for small and middle-market businesses. For more information call 800-732-3434 or log on to www.MyIndependence.com.

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     Statements contained in this release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.

     Words such as "expect", "feel", "believe", "will", "may", "anticipate", "plan", "estimate", "intend", "should", and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the growth opportunities and cost savings from the merger of the Company and SIB may not be fully realized or may take longer to realize than expected; (2) operating costs and business disruption following the completion of the merger, including adverse effects on relationships with employees, may be greater than expected;
(3) competitive factors which could affect net interest income and non-interest income, general economic conditions which could affect the volume of loan originations, deposit flows and real estate values; (4) the levels of non-interest income and the amount of loan losses as well as other factors discussed in the documents filed by the Company with the Securities and Exchange Commission (the "SEC") from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.




Contact:   Frank W. Baier
           Executive Vice President, Chief Financial Officer
           (718) 923-3506

               Kathleen Hanrahan, VP Investor Relations
               718-722-5348
               Michael A. Armstrong, VP & Director of Public Relations 718-722-5348